Exhibit 99.1

News Release

Contacts:

MEDIA:	INVESTORS/ANALYSTS:
Greg Gable	Rich Fowler
Charles Schwab	Charles Schwab
Phone: 415-667-0473	Phone: 415-667-1841

The Charles Schwab Corporation Announces Pricing of Common Stock Offering

SAN FRANCISCO, California – January 20, 2010 – The Charles Schwab Corporation (NASDAQ: SCHW) (the “Company”) today announced that it has priced its underwritten public offering of 26,316,000 shares of its common stock at $19.00 per share. The Company has granted the underwriters a 30-day option to purchase up to 3,947,400 additional shares of its common stock to cover over-allotments, if any. The Company estimates that the net proceeds from this offering, after deducting underwriting discounts and commissions and estimated offering expenses, will be approximately $480.8 million (approximately $552.9 million if the underwriters exercise their over-allotment option in full). The Company intends to use the net proceeds of the offering to support balance sheet growth, including expansion of the Company’s deposit base and potential migration of certain client balances from money market funds into Schwab Bank, which may be subject to notice and/or approvals from regulators and clients. The offering is expected to close on or about January 26, 2010, subject to customary closing conditions.

UBS Securities LLC is serving as the sole book-running manager of this offering, and Citi, J.P. Morgan Securities Inc., Credit Suisse Securities (USA) LLC, Wells Fargo Securities, LLC, BNY Mellon Capital Markets, LLC, Calyon Securities (USA) Inc. and PNC Capital Markets LLC are serving as co-managers of this offering. A copy of the prospectus supplement and accompanying prospectus relating to the offering may be obtained for free by visiting EDGAR on the SEC Web site at www.sec.gov or from UBS Securities LLC, Attn: Prospectus Department, 299 Park Avenue, New York, New York 10171, or by calling 1-(888) 827-7275.

The offering is being made pursuant to the Company’s effective registration statement filed with the SEC, including a prospectus and a related prospectus supplement. Before investing, investors should read the prospectus in that registration statement, the related prospectus supplement and other documents the Company has filed with the Securities and Exchange Commission, for more complete information about the Company and the offering. The offering is being made solely by means of a prospectus and related prospectus supplement. This press release does not constitute an offer to sell or the solicitation of an offer to buy securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

About Charles Schwab

The Charles Schwab Corporation is a provider of financial services, engaging, through its subsidiaries, in securities brokerage, banking, and related financial services to individual investors and independent investment advisors.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. These forward-looking statements include statements regarding our intended use of proceeds of the offering. These forward-looking statements are subject to risks and uncertainties, including the risks disclosed in the registration statement on Form S-3 filed with the Securities and Exchange Commission on December 16, 2008, in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 and the Company’s Quarterly Reports on Form 10-Q for the quarters ending March 31, 2009, June 30, 2009 and September 30, 2009.